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                                LEHMAN BROTHERS



                                                                 March 17, 1998


Board of Directors
Insignia Financial Group, Inc.
Board of Trustees
Insignia Properties Trust
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC  29602


Members of the Boards:

        We understand that Insignia Financial Group, Inc. ("Insignia" or the "Company") proposes to enter into a merger with Apartment Investment and Management Company ("AIMCO"), the terms and conditions of which are set forth in detail in the Agreement and Plan of Merger between AIMCO and the Company (the "Agreement"), pursuant to which (i) Insignia will merge with and into AIMCO (the "Merger") and each share of common stock of Insignia ("Insignia Common Stock") shall be converted into the right to receive (a) such number of shares of Series E Preferred Stock of AIMCO (the "Series E Preferred Stock") as is determined by dividing $203,000,000 by the AIMCO Index Price (as defined in the Agreement), subject to the right of AIMCO to substitute up to $15,000,000 cash for such shares under certain circumstances as provided in the Agreement (the "Series E Consideration"), which shares of Series E Preferred Stock will entitle the holders of Insignia Common Stock to receive a special dividend in the aggregate amount of $50,000,000 and, after payment thereof, will be automatically converted into shares of common stock of AIMCO ("AIMCO Common Stock") and (b) such number of shares of Series F Preferred Stock of AIMCO (the "Series F Preferred Stock") as is determined by dividing $100,000,000 by the AIMCO Index Price (the "Series F Consideration" and, together with the Series E Consideration, the "Merger Consideration"), which shares of Series F Preferred Stock will be automatically converted into shares of AIMCO Common Stock upon receipt of approval of the holders of AIMCO Common Stock, provided, however, that if the AIMCO shareholders approve the Merger prior to its consummation, Insignia's shareholders will receive such additional number of shares of Series E Preferred Stock as is determined by dividing $100,000,000 by the AIMCO Index Price and no Series F Preferred Stock. We further understand that AIMCO has agreed to offer to acquire all of the shares of common stock (the "IPT Common Stock") of Insignia Properties Trust ("IPT") held by persons other than Insignia and its subsidiaries for not less than $13.25 per share (the "IPT


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Consideration"). It is expected that such offer and acquisition would be effected through a merger of IPT into AIMCO subsequent to the Merger.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the reasonableness of the allocations of the Consideration between the Merger Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be offered to the holders of IPT Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Merger, (2) publicly available information concerning the Company and AIMCO that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company, IPT and AIMCO furnished to us by the Company and AIMCO, respectively, (4) a trading history of the common stock of the Company from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a trading history of the common stock of AIMCO from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of AIMCO with those of other companies that we deemed relevant, (8) a comparison of historical financial results and present financial condition of IPT with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant, and (10) the potential pro forma impact of the Merger on AIMCO (including the cost savings, operating synergies and strategic benefits expected by the managements of the Company and AIMCO to result from the Merger), and (11) liquidation values of the Company's and IPT's properties furnished to us by the Company. In addition, we have had discussions with the management of the Company and AIMCO concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and AIMCO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company, IPT and AIMCO and the combined company upon consummation of the Proposed Transaction (the "Combined Company"), upon advice of the Company and AIMCO we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and AIMCO, as the case may be, as to the future financial performance of the Company, IPT, AIMCO and the Combined Company, and that the Company, IPT, AIMCO and the Combined Company will perform substantially in accordance with such forecasts. In arriving at our opinion,

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we have not conducted a physical inspection of the properties and facilities of the Company, IPT or AIMCO and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, IPT or AIMCO. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the holders of the Insignia Common Stock. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We have assumed for purposes of this opinion that the IPT Consideration will be equal to $13.25 per share.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the allocations of the Consideration between the Merger Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be offered to the holders of IPT Common Stock are reasonable.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers is currently a lender under the Company's and IPT's credit facilities. We also have performed various investment banking services for the Company and AIMCO in the past and have received customary fees for such services. In addition, Lehman Brothers and certain officers thereof own an aggregate of 510,000 shares of common stock of IPT and will receive their respective pro rata portions of the IPT Consideration upon consummation of any transaction resulting from the AIMCO offer. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and AIMCO for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and the Board of Trustees of IPT and is rendered to such Board of Directors and Board of Trustees in connection with their consideration of the Merger and the offer required to be made by AIMCO to the holders of IPT Common Stock. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                                              Very truly yours,


                                                              LEHMAN BROTHERS